Exhibit 23.1
                      Consent of KPMG Peat Marwick LLP
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                      CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
The Profit Recovery Group International, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of The Profit Recovery Group International, Inc. of our report dated January 26, 1996, relating to the combined balance sheets of The Profit Recovery Group International as of December 31, 1994 and 1995, and the related combined statements of earnings, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the prospectus dated March 26, 1996 included in the registration statement on Form S-1 (No. 333-1086) of The Profit Recovery Group International, Inc.


                                   KPMG Peat Marwick LLP

				   KPMG Peat Marwick LLP
Atlanta, Georgia
July 24, 1996